Exhibit 2.4

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of October 17, 2022, is entered into by and among Eli Lilly and Company, an Indiana corporation (“Parent”), Kearny Acquisition Corporation, a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent (“Purchaser”), and one or more stockholders of Akouos, Inc., a Delaware corporation (the “Company”), set forth on Schedule A hereto (each, a “Stockholder” and, if applicable, collectively, the “Stockholders”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock and Company Stock Options, if any, in each case set forth opposite such Stockholder’s name on Schedule A (all such shares of Company Common Stock and Company Stock Options set forth on Schedule A next to the Stockholder’s name, together with any shares of Company Common Stock or any other Company Securities that are hereafter issued to or otherwise directly or indirectly acquired by any Stockholder prior to the valid termination of this Agreement in accordance with Section 5.2, including for the avoidance of doubt any shares of Company Common Stock acquired by such Stockholder upon the exercise of Company Stock Options after the date hereof, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides, among other things, for Purchaser to commence an offer to purchase (the consummation of which is subject to the Offer Conditions (as defined in the Merger Agreement)) all of the issued and outstanding shares of Company Common Stock, and, following completion of the Offer (as defined in the Merger Agreement), for the Merger of Purchaser with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Purchaser to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to the Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article I
AGREEMENT TO TENDER AND VOTE

Section 1.1      Agreement to Tender. Subject to the terms of this Agreement, each Stockholder hereby agrees to validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of such Stockholder’s Subject Shares (other than Company Stock Options that are not exercised during the term of this Agreement) pursuant to and in accordance with the terms of the Offer, free and clear of all Liens, except for Permitted Liens (as defined below). Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than ten (10) Business Days after, the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or in the case of any shares of Company Common Stock acquired by such Stockholder subsequent to such tenth (10th) Business Day, as promptly as practicable after the acquisition of such shares, as the case may be (but, if such shares are acquired prior to the expiration of the Offer, in no event later than expiration of the Offer)), each Stockholder shall deliver or cause to be delivered pursuant to the terms of the Offer (a) in the case of Subject Shares represented by a Certificate, a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, together with the Certificate(s) representing all such Subject Shares that are certificated or, (b) in the case of a Book Entry Share, written instructions to such Stockholder’s broker, dealer or other nominee that such Subject Shares be tendered, including a reference to this Agreement, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) with respect to such Subject Shares, and (c) all other documents or instruments required by the terms of the Offer in order to effect the valid tender of such Stockholder’s Subject Shares in accordance with the terms of the Offer and the Merger Agreement (it being understood that this sentence shall not apply to Company Stock Options that are not exercised during the term of this Agreement). Each Stockholder agrees that, once any of such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw and will cause not to be withdrawn such Subject Shares from the Offer at any time, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2. For clarity, no Stockholder shall be required, for purposes of this Agreement, to exercise any unexercised Company Stock Options held by such Stockholder.

Section 1.2      Agreement to Vote. Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent (if permitted at such time) of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent (if permitted at such time) with respect to, all of its Subject Shares (i) against any Acquisition Proposal (other than the Merger), (ii) against any change in membership of the Company Board that is not recommended or approved by the Company Board, and (iii) against any other proposed action, agreement or transaction involving the Company that would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer, the Merger or the other Contemplated Transactions, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Merger); (y) a sale, lease, license or transfer of a material amount of assets (including, for the avoidance of doubt, intellectual property rights) of the Company or any reorganization, recapitalization or liquidation of the Company; or (z) any change in the present capitalization of the Company or any amendment or other change in the Company’s organizational documents. Subject to the proxy granted under Section 1.3 below, each Stockholder shall retain at all times the right to vote such Stockholder’s Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

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Section 1.3      Irrevocable Proxy. For so long as this Agreement has not been validly terminated in accordance with Section 5.2, each Stockholder hereby irrevocably appoints Parent (and any Person or Persons designated by Parent) as its attorney-in-fact and proxy with full power of substitution and resubstitution, to the full extent of such Stockholder’s voting rights with respect to all such Stockholder’s Subject Shares (which proxy is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder) and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote (or issue instructions to the record holder to vote), and to execute (or issue instructions to the record holder to execute) written consents with respect to, all such Stockholder’s Subject Shares solely on the matters described in, and in accordance with the provisions of Section 1.2. This proxy is coupled with an interest, was given to secure the obligations of such Stockholder under Section 1.2, was given in consideration of and as an additional inducement of Parent and Purchaser to enter into the Merger Agreement and shall be irrevocable, and such Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein and hereby revokes any proxy previously granted by such Stockholder with respect to the Subject Shares that covers matters addressed by this Agreement. Such proxy shall not be terminated by operation of any Law or upon the occurrence of any other event other than upon the valid termination of this Agreement in accordance with Section 5.2. Parent may terminate this proxy with respect to a Stockholder at any time in its sole and absolute discretion by written notice provided to such Stockholder.

Article II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants, on its own account with respect to the Subject Shares, to Parent and Purchaser as to such Stockholder on a several basis, that:

Section 2.1      Authorization; Binding Agreement. To the extent such Stockholder is not an individual, such Stockholder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder. Such Stockholder has full power and authority to execute, deliver and comply with its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principals of equity and subject to any conflict with the federal securities laws. No other action of such Stockholder is necessary to authorize this Agreement.

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Section 2.2      Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (a) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any Subject Shares of such Stockholder (other than one created by Parent or Purchaser), or (e) violate any Law or judgment applicable to such Stockholder or by which any of its Subject Shares are bound (except as may be required by applicable federal or state securities laws), except as would not, in the case of each of clauses (a) through (e), reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to comply with such Stockholder’s obligations hereunder. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

Section 2.3      Ownership of Subject Shares; Total Shares. As of the date hereof, such Stockholder is, and (except with respect to any Subject Shares Transferred in accordance with Section 4.1 hereof or accepted for payment pursuant to the Offer) at all times during the Agreement Period (as defined below) will remain, the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act), as is the case on the date hereof, of all such Stockholder’s Subject Shares and has good and marketable title to all such Subject Shares free and clear of any Liens, except for (a) any such Lien that may be imposed pursuant to (i) this Agreement and (ii) any applicable restrictions on transfer under the Securities Act or any state securities law and (b) community property interests under applicable Law (collectively, “Permitted Liens”). The number of Subject Shares listed on Schedule A opposite such Stockholder’s name are the only equity interests or other securities in the Company beneficially owned or owned of record by such Stockholder as of the date hereof. Other than the Subject Shares, such Stockholder does not own any Company Securities, including shares of Company Common Stock, Company Stock Options or any other interests in, options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any Company Securities.

Section 2.4      Voting Power. Except with respect to Company Stock Options (but including any Company Common Stock issued upon exercise of Company Stock Options), such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided pursuant to this Agreement.

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Section 2.5      Reliance. Such Stockholder has been represented by or had the opportunity to be represented by independent counsel of his, her or its own choosing and has had the right and opportunity to consult with his, her or its attorney, and to the extent, if any, that such Stockholder desired, such Stockholder availed himself, herself or itself of such right and opportunity. Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of and compliance with this Agreement.

Section 2.6      Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Action pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder or any of such Stockholder’s properties or assets (including any shares of Company Common Stock or Company Stock Options beneficially owned by such Stockholder) that could reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to comply with such Stockholder’s obligations hereunder.

Section 2.7      Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

Article III
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Stockholders that:

Section 3.1      Organization and Qualification. Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization.

Section 3.2      Authority for this Agreement. Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and comply with its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary entity action on the part of each of Parent and Purchaser, and no other entity proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principals of equity.

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Article IV
ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees that until the valid termination of this Agreement in accordance with Section 5.2:

Section 4.1      No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 5.2, such Stockholder shall not, directly or indirectly, (a) create or permit to exist any Lien, other than Permitted Liens, on any of such Stockholder’s Subject Shares, (b) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of such Stockholder’s Subject Shares or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, (e) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares, or (f) take or permit any other action that would in any way restrict, limit, impede, delay or interfere with the compliance with such Stockholder’s obligations hereunder in any material respect, otherwise make any representation or warranty of such Stockholder herein untrue or incorrect, or have the effect of preventing or disabling such Stockholder from complying with any of its obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Each Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement. Notwithstanding the foregoing, (x) any Stockholder that is an individual may Transfer Subject Shares (i) to any member of such Stockholder’s immediate family, (ii) to a trust for the sole benefit of such Stockholder or any member of such Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family, or (iii) by will or under the laws of intestacy upon the death of such Stockholder and (y) any Stockholder may Transfer Subject Shares to any Affiliate (as defined in the Merger Agreement) of such Stockholder; provided that in any such case, such Transfer shall be permitted only if all of the representations and warranties in this Agreement with respect to such Stockholder would be true and correct at the time of such Transfer and the transferee shall have executed and delivered to Parent and Purchaser a counterpart to this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement and agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement. If any involuntary Transfer of any of such Stockholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with Section 5.2. Each Stockholder agrees that it shall not, and shall cause each of its affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) for the purpose of taking any actions inconsistent with the transactions contemplated by this Agreement or the Merger Agreement. Notwithstanding the foregoing, such Stockholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion. Each Stockholder shall notify Parent as promptly as practicable in writing of the number of any additional shares of Company Common Stock or other Company Securities of which such Stockholder acquires record or beneficial ownership on or after the date hereof.

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Section 4.2      No Exercise of Appraisal Rights. Such Stockholder forever waives and agrees not to exercise any appraisal rights or dissenters’ rights, including pursuant to Section 262 of the DGCL, in respect of such Stockholder’s Subject Shares that may arise in connection with the Merger.

Section 4.3      Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that, other than in the case of an amendment to a Schedule 13D or 13G that discloses this Agreement, reasonable notice of any such disclosure will be provided to Parent). Such Stockholder consents to and hereby authorizes the Company, Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC, including Schedule 14D-9, and any press release or other disclosure document that Parent, the Company or Purchaser reasonably determines to be necessary in connection with the Offer, the Merger and any of the other Contemplated Transactions, in each case regarding such Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement, the nature of such Stockholder’s commitments and obligations under this Agreement and any other information that Parent or the Company reasonably determines is required to be disclosed by Law, and such Stockholder acknowledges that Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Body. Such Stockholder agrees to promptly give Parent any information it may reasonably request for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent it becomes aware that any such information shall have become false or misleading in any material respect.

Section 4.4      Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities.

Section 4.5      Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent, Purchaser or any of their respective successors, directors or officers relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger or the other Contemplated Transactions, including any such claim (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the acceptance of the Offer or the Merger) or (b) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby, but excluding any such claim brought by a Stockholder as a third party beneficiary under Section 9.6 of the Merger Agreement.

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Section 4.6      No Solicitation. Each Stockholder, solely in its capacity as a stockholder of the Company, shall not, and shall direct its Representatives involved in the Contemplated Transactions not to: (i) directly or indirectly initiate, solicit, or knowingly encourage or knowingly facilitate (including by way of providing information or taking any other action) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any Acquisition Proposal, (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal, (iii) provide any non-public information to, or afford access to the business, properties, assets, books or records of the Company to, any Person (other than Parent, Purchaser, or any designees of Parent or Purchaser) in connection with any Acquisition Proposal, (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, (v) recommend any other holder of Company Common Stock to not tender shares of Company Common Stock in the Offer or (vi) resolve or agree to do any of the foregoing. Each Stockholder shall, and shall direct its Representatives involved in the Contemplated Transactions to, immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Purchaser, or any designees of Parent or Purchaser) with respect to any Acquisition Proposal or potential Acquisition Proposal that could reasonably be expected to lead to an Acquisition Proposal. Notwithstanding the foregoing, such Stockholder or its Representative may, solely in response to an inquiry or proposal that did not result from a material breach of this Section 4.6, inform a Person that has made or, to the Knowledge of the Stockholder or its Representative (as applicable), is considering making an Acquisition Proposal of the restrictions of this Section 4.6 and of the Merger Agreement. For clarity, if such Stockholder is a venture capital or private equity investor, the term “Representative” (a) shall include any general partner of such Stockholder that is still affiliated with such Stockholder, but (b) shall exclude (i) any limited partner, (ii) any general partner that is no longer affiliated with such Stockholder, and (iii) any employees or other Representatives, in each case of clauses (i) to (iii), who do not have actual knowledge of the Contemplated Transactions. Each Stockholder acknowledges and agrees that, for purposes of determining whether a breach of this Section 4.6 has occurred, the actions of such Stockholder’s directors and Representatives acting in their authorized capacities on behalf of such Stockholder shall be deemed to be the actions of such Stockholder, and such Stockholder shall be responsible for any breach of this Section 4.6 by its directors and Representatives acting in their authorized capacities on behalf of such Stockholder.

Section 4.7      Notices of Certain Events. Each Stockholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Stockholder set forth in Article II.

Article V
MISCELLANEOUS

Section 5.1      Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) two (2) Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (d) when delivered by e-mail, which e-mail must state that it is being delivered pursuant to this Section 5.1 and which notice will not be effective unless either (A) a duplicate copy of such email notice is sent on the same day for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (B) the receiving party delivers a written confirmation of receipt to the sender of such notice (excluding “out of office,” delivery failure or similar automated replies); provided that the notice or other communication is sent to the address or e-mail address set forth (i) if to Parent or Purchaser, to the address or e-mail address set forth in Section 9.2 of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address or e-mail address set forth on a signature page hereto, or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to each other party hereto.

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Section 5.2      Termination. This Agreement shall terminate automatically with respect to a Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the termination of this Agreement by written notice from Parent to the Stockholders or (d) any amendment or change to the Merger Agreement or the Offer that is effected without Stockholder’s consent that decreases the amount, or changes the form or terms, of consideration payable to all stockholders of the Company pursuant to the terms of the Merger Agreement (the period from the date hereof through such time being referred to as the “Agreement Period”). Upon the valid termination of this Agreement in accordance with this Section 5.2, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any willful and material breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any valid termination of this Agreement in accordance with this Section 5.2.

Section 5.3      Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.4      Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

Section 5.5      Entire Agreement; Assignment. This Agreement, together with Schedule A, the Merger Agreement and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of the other parties; provided, that Parent or Purchaser may assign any of their respective rights and obligations to one or more affiliates (as defined in the Merger Agreement) at any time, but no such assignment shall relieve Parent or Purchaser of its obligations hereunder. However, each Stockholder is an intended third-party beneficiary of Section 8.5(c) of the Merger Agreement and entitled to enforce such provision in its defense.

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Section 5.6      Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent and Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Purchaser, and the exercise by Parent or Purchaser of any one remedy will not preclude the exercise of any other remedy.

Section 5.7      Jurisdiction; Waiver of Jury Trial.

(a)     Each Stockholder hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that such Stockholder shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such Stockholder shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided that the Stockholder has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(b)     EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7(B).

Section 5.8      Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.9      Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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Section 5.10      Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.11      Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule, law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.12      Counterparts. This Agreement may be executed and delivered (including by executed signatures in electronic format (including “pdf”) and other electronic signatures (including DocuSign and AdobeSign) in each case transmitted by email) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 5.13      Interpretation. When reference is made in this Agreement to an Article, Section or Exhibit, such reference will refer to Articles and Sections of, and Exhibits to, this Agreement unless otherwise indicated. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The word “or” will not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. Any reference to any Person shall be construed to include such Person’s successors and assigns. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

Section 5.14      Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to comply with its obligations under this Agreement.

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Section 5.15      Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not, if applicable, in such Stockholder’s capacity as a director, officer or employee of the Company. Nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement, provided, that, for the avoidance of doubt, nothing herein shall be understood to relieve any party to the Merger Agreement of any obligation under, or of any liability for breach of any provision of, the Merger Agreement.

Section 5.16      Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the valid termination of this Agreement in accordance with Section 5.2.

Section 5.17      No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

Section 5.18      Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder. Further, Parent and Purchaser agree that no Stockholder will be liable for claims, losses, damages, liabilities or other obligations of, or incurred by, the Company resulting from the Company’s breach of the Merger Agreement except to the extent that breach of such Stockholder’s obligations hereunder was also involved in such breach by the Company.

Section 5.19      Exclusion for Certain Company Stock Option Exercises. Notwithstanding anything to the contrary herein, Subject Shares surrendered to the Company in respect of payment of the exercise price upon exercise of Company Stock Options or for the withholding due upon such exercise shall not be Subject Shares subject to this Agreement, and this Agreement does not impose any restriction on such Transfer.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

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The parties are executing this Agreement on the date set forth in the introductory clause.

PARENT:

ELI LILLY AND COMPANY

By:	/s/ David A. Ricks
Name:	David A. Ricks
Title:	Chair and Chief Executive Officer

PURCHASER:

KEARNY ACQUISITION CORPORATION

By:	/s/ Philip L. Johnson
Name:	Philip L. Johnson
Title:	President

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDERS:

NEW ENTERPRISE ASSOCIATES 16, L.P.

By:	NEA Partners 16, L.P., its general partner

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Chief Legal Officer

Address:	1954 Greenspring Drive, Suite 600
Timonium, MD 21093

NEA VENTURES 2018, L.P.

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Vice President

Address:	1954 Greenspring Drive, Suite 600
Timonium, MD 21093

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Stockholders	Company Common Stock	Company Stock Options
New Enterprise Associates 16, L.P.	4,294,207	—
NEA Ventures 2018, L.P.	4,281	—